EXHIBIT 8.2
[LETTERHEAD OF ARIAS, FABREGA & FABREGA APPEARS HERE]
November 12, 2008
Willbros Group, Inc.
c/o Willbros USA, Inc.
4400 Post Oak Parkway, Ste 1000
Houston, Texas 77027
United States of America

Re:	Willbros Group, Inc. — Panamanian Tax Consequences of Merger & Internal Distribution
Ladies and Gentlemen:
     We have acted as Panamanian counsel to Willbros Group, Inc., a corporation incorporated in the Republic of Panama (“Willbros Panama”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) by Willbros Group Inc., a Delaware corporation (“Willbros Delaware”), under the Securities Act of 1933, as amended (the “Act”). As described in the Registration Statement, Willbros Merger, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Willbros Delaware, is merging with and into Willbros Panama (the “Merger”). Immediately following the Merger, Willbros Panama will distribute all of its shares in Musketeer Oil B.V., a company with limited liability incorporated under Dutch law, and Willbros USA, Inc., a Delaware corporation (the “Internal Spin-off”).
     We have examined (i) Articles of incorporation and Bylaws of Willbros Panama, (ii) the Registration Statement and (iii) such other documents and matters as we have deemed necessary or appropriate. In addition, we have relied upon the accuracy of facts and information set forth in the Registration Statement and assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals, from which all such copies were made.

Willbros Group, Inc.

November 12, 2008
     Based on the foregoing and subject to the other qualifications and limitations stated herein, to the extent that the laws of the Republic of Panama apply to the matters addressed herein, we are of the opinion that the discussion set forth under the heading “Material Income Tax Consequences — Panamanian Taxes” in the Registration Statement constitutes our opinion as to the material Panamanian income tax consequences applicable to Willbros Delaware and Willbros Panama and its shareholders in regard to the Merger and Willbros Panama and its shareholder, Willbros Delaware, in regard to the Internal Spin-off.
     We are licensed to practice in the Republic of Panama, and we express no opinion as to the laws of any jurisdiction other than the Republic of Panama. We consent to (i) the filing of this opinion as an exhibit to the Registration Statement and (ii) the references to our firm in the Registration Statement under the captions “Material Income Tax Consequences” and “Legal Matters”. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, ARIAS, FABREGA & FABREGA
/s/ LeRoy W. Watson III
LeRoy W. Watson III